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                              CONTRACT BENEFIT DATA

Contract Number                               : [99-9999999]

Rider Effective Date                          : [July 1, 2004]

Annuitant                                     : [Abraham Lincoln]

Age Nearest Birthday                          : [65]

Sex                                           : [Male]

Secondary Life                                : [Mary Todd Lincoln]

Age Nearest Birthday                          : [62]

Sex                                           : [Female]

Initial Periodic Income Payment               : [$411.26]

Initial Guaranteed Income Benefit             : [$205.63]

Guaranteed Amount                             : [$50,000.00]

Initial Periodic Income Payment Mode          : [Monthly]

Initial Periodic Income Payment Date          : [July 1, 2004]

Periodic Income Commencement Date             : [June 17, 2004]

Access Period                                 : [15 Years]

Guaranteed Income Benefit Percent             : [50%]

Assumed Interest Rate                         : [3.00%]

Rider Option Election                         : [Enhanced Guaranteed Minimum
                                                Death Benefit with Guaranteed
                                                Income Benefit Option]

Annual Mortality and Expense Risk Charge and Administrative Charge

During Access Period
Account Value Death Benefit
   without Guaranteed Income Benefit Option   : 1.95%

Account Value Death Benefit
   with Guaranteed Income Benefit Option      : 2.45%

Enhanced Guaranteed Minimum Death Benefit
   without Guaranteed Income Benefit Option   : 2.15%

Enhanced Guaranteed Minimum Death Benefit
   with Guaranteed Income Benefit             : 2.65%

After Access Period
Account Value Death Benefit
   without Guaranteed Income Benefit Option   : 1.65%

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Account Value Death Benefit
   with Guaranteed Income Benefit Option      : 2.15%

Enhanced Guaranteed Minimum Death Benefit
   without Guaranteed Income Benefit Option   : 1.65%

Enhanced Guaranteed Minimum Death Benefit
   with Guaranteed Income Benefit Option      : 2.15%

                        Guaranteed Income Benefit Option

The Initial Guaranteed Income Benefit is equal to the Guaranteed Income Benefit Percent shown above multiplied by the greater of:

     (a.) the Initial Periodic Income Payment shown above, and
     (b.) the Guaranteed Amount, if any, shown above divided by 1000 and multiplied by an annuity factor based on a [3%] Assumed Interest Rate.

                               Persistency Credit

Quarterly Persistency Credit :   0.075%

During the Access Period, a Persistency Credit, if one is determined to be payable according to the calculation described below, is paid into the Contract beginning three months after the 7th anniversary of the Contract Date and at the end of each subsequent three-month period thereafter.

The amount of the Persistency Credit is calculated by multiplying the Account Value, less any Purchase Payments that have not been invested in the Contract for a minimum of 7 years, by the quarterly Persistency Credit percentage shown on the Contract Benefit Data page(s). The Persistency Credit will be allocated to the Variable Subaccount(s) and/or Fixed Account(s) of the Contract in proportion to the value in each Variable Subaccount(s) and/or Fixed Account(s) at the time the Persistency Credit is paid into the Contract. The Persistency Credits will purchase accumulation units from the Variable Subaccounts at the accumulation unit values as of the Valuation Date the Persistency Credits are paid into the Contract.

           Waiver of Contingent Deferred Sales Charge/Surrender Charge

During the Access Period, Contingent Deferred Sales Charge/Surrender Charge, if any, as specified in the Surrender Option section and, if applicable, the Contingent Deferred Sales Charge section of the Contract, will not apply to:

     (1)  Periodic Income Payments.

     (2) Withdrawals of up to 15% of Purchase Payments in a Contract Year where the percentages are based upon the total Purchase Payments to the Contract at the time of the current Withdrawal, to the extent that the sum of the percentages of the Purchase Payments withdrawn during the Contract Year does not exceed this 15% maximum.

     (3) Withdrawals of up to 15% of Account Value in a Contract Year where the percentages are based upon the Account Value at the time of the current Withdrawal, to the extent that the sum of the percentages of the Account Value withdrawn during the Contract Year does not exceed this 15% maximum.

     (4) A surrender or Withdrawal of any Purchase Payment as a result of the "permanent and total disability" of the Annuitant as defined in section 22(e) of the Internal Revenue Code. Permanent and total disability must occur subsequent to the Contract Date, as shown on the contract data page(s), and prior to the 65th birthday of the disabled Annuitant.

     (5) A surrender or Withdrawal of any Purchase Payment as a result of the admittance of an Owner into an accredited nursing home or equivalent health care facility. Admittance in such a facility must be subsequent to the Contract Date, as shown on the contract data page(s), and continue for 90 consecutive days prior to the surrender or Withdrawal.

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     (6)  A surrender or Withdrawal of any Purchase Payment as a result of a terminal illness of an Owner. Diagnosis of the terminal illness must be subsequent to the Contract Date, as shown on the contract data page(s), and result in a life expectancy of less than 12 months, as determined by a qualified professional medical practitioner.

     (7)  A surrender as a result of the death of an Owner or the Annuitant.

The Contingent Deferred Sales Charge/Surrender Charge, if any, will be waived only if LNY is in receipt of proof, satisfactory to LNY, of the exception. Periodic Income Payments will be withdrawn from Purchase Payments on a "first-in, first-out" (FIFO) basis.